UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) February 24, 2015

Pennsylvania Real Estate Investment Trust
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2015, the Executive Compensation and Human Resources Committee (the “Compensation Committee”) of the Board of Trustees of Pennsylvania Real Estate Investment Trust (the “Company”) took several actions regarding executive compensation.

The Compensation Committee approved the 2015-2017 Restricted Share Unit Program (the “Program”), under which long term incentive awards may be made to employees at the level of senior vice president or above.

Having approved the Program, the Committee made long term incentive plan awards in the form of Restricted Share Units, or RSUs, under the Program, and granted restricted shares to the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s two other executive officers (collectively, the “Executive Officers”), and to certain other employees. Issuance of shares in respect of the RSUs, if any, depends on the Company’s total return to shareholders over a measurement period, generally three years.

The Compensation Committee also approved the payment of 2014 annual cash incentive awards to each of the Executive Officers.

2015 Long Term Incentive Plan Awards

The Compensation Committee made long term incentive awards to the Executive Officers, with approximately 50% in the form of market based performance-contingent RSUs and approximately 50% in the form of time-based restricted shares.

Market Based Performance-Contingent RSUs. Under the Program, the number of common shares to be issued by the Company with respect to the RSUs, if any, depends on the Company’s performance in terms of total return to shareholders (“TRS”) for the three-year period beginning January 1, 2015 and ending on the earlier of December 31, 2017 or the date of a change in control of the Company (the “Measurement Period”) relative to the TRS for the Measurement Period of other real estate investment trusts comprising a leading index of real estate investment trusts (the “Index REITs”). If the Company’s TRS performance over the Measurement Period is below the 25th percentile of the Index REITs, then no shares will be earned. If the Company’s TRS during the Measurement Period is equal to or above the 25th percentile of the Index REITs, then a number of shares ranging from 50% up to a maximum of 150% (at or above the 75th percentile) of the award will be earned. Dividends on our common shares are deemed to also be paid with respect to RSUs and are credited to the RSU accounts and applied to “acquire” more RSUs for the account of the Executive Officer at the 20-day average closing price per common share ending on the dividend payment date. Awards will be paid in common shares in an amount based on the number of RSUs in the recipient’s account at the end of the Measurement Period. Participants in the Program may elect to defer receipt of common shares earned.

The following table sets forth information regarding RSUs granted to the Executive Officers pursuant to the Program:

Name	Number of RSUs(1)	Dollar Value
Joseph F. Coradino	37,046	$906,250
Robert F. McCadden	17,338	424,128
Bruce Goldman	9,694	237,151
Ronald Rubin	6,643	162,500
__________________________

(1)	The number of RSUs shown is based on the 20-day average closing price of the Company’s common shares through the day prior to the date of the awards.

Restricted Shares. With respect to the portion of the long-term incentive awards made in the form of time-based restricted shares, these shares generally will vest in three equal annual installments on February 15th of the years following the date of grant, subject to continued employment. During the period that the restricted shares have not vested, the recipient is entitled to vote the shares and to receive an amount equal to the dividends that would have been paid on the shares if they had vested at the grant date.

The following table sets forth the number of restricted shares granted to the Executive Officers:

Name	Number of Restricted Shares(1)	Dollar Value
Joseph F. Coradino	37,046	$906,250
Robert F. McCadden	17,338	424,128
Bruce Goldman	9,694	237,151
Ronald Rubin	6,643	162,500
__________________________

(1)	The number of shares shown is based on the 20-day average closing price of the Company’s common shares through the day prior to the date of the awards.

The grants of restricted shares were made pursuant to the Second Amended and Restated 2003 Equity Incentive Plan, as amended. The Second Amended and Restated 2003 Equity Incentive Plan was filed as Exhibit 10.3 to PREIT’s Quarterly Report on Form 8-K filed on June 12, 2012, and is incorporated herein by reference.

2014 Annual Cash Incentive Awards

The Compensation Committee approved the payment of annual cash incentive awards to each of the Executive Officers for the year ended December 31, 2014 in the following amounts:

Name	2014 Annual Cash Incentive(1)
Joseph F. Coradino	$650,000
Robert F. McCadden	264,392
Bruce Goldman	206,968
Ronald Rubin	300,000
______________________

(1)
In addition to these 2014 annual cash incentive payments, these officers received the following additional awards: Joseph F. Coradino - $162,500; Robert F. McCadden - $88,130 and Bruce Goldman - $68,990.

In determining the amounts of the annual cash incentive award payments to the Executive Officers, the Compensation Committee considered the Company’s Funds From Operations as the primary factor, and also considered certain other enumerated corporate performance factors. In addition, as part of its determination, the Compensation Committee took into account various adjustments to FFO per share to exclude the effects of certain events and transactions that were not directly related to core business operations or performance.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: March 2, 2015	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel